As filed with the Securities and Exchange Commission on April 2, 2025

Registration No. 333-266679

Registration No. 333-277596

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

File No. 333-266679

POST-EFFECTIVE AMENDMENT NO. 1

File No. 333-277596

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

111 Academy, Suite 100

Irvine, CA 92617

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

Employment Inducement Stock Option Agreement

(Full title of the plan)

Chun K. Hong

President, Chief Executive Officer and Sole Director

111 Academy, Suite 100, Irvine, CA 92617

(Name and address of agent for service)

(949) 435-0025

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Netlist, Inc. (the “Company” or “Registrant”) is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (“Registration Statement”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister certain shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under the below Registration Statements as follows:

•	Registration Statement on Form S-8 (No. 333-266679) filed with the SEC on August 9, 2022, pertaining to the registration of (i) 105,000 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards (the “March 2022 Inducement Awards”) granted to two employees pursuant to Restricted Stock Unit Agreements, dated as of March 7, 2022, by and between the Company and these employees (the “March 2022 Agreements”); (ii) 415,000 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards granted to two employees pursuant to Restricted Stock Unit Agreements, dated as of April 6, 2022, by and between the Company and these employees, (iii) 86,500 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards (the “May 2022 Inducement Awards”) granted to three employees pursuant to Restricted Stock Unit Agreements, dated as of May 9, 2022, by and between the Company and these employee (the “May 2022 Agreements”), (iv) 10,000 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Award granted to one employee pursuant to a Restricted Stock Unit Agreement, dated as of June 1, 2022, by and between the Company and this employees, (v) 28,333 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards (the “July 2022 Inducement Awards”) granted to two employees pursuant to Restricted Stock Unit Agreements, dated as of July 11, 2022, by and between the Company and these employee (the “July 2022 Agreements”) and (vi) 150,000 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards granted to two employees pursuant to Restricted Stock Unit Agreements, dated as of August 1, 2022, by and between the Company and these employees.

With respect to the Common Stock subject to the March 2022 Inducement Awards, May 2022 Inducement Awards and July 2022 Inducement Awards, 105,000, 80,000, and 25,000 shares of Common Stock, respectively, included in this Registration Statement are no longer issuable pursuant to the March 2022 Agreements, May 2022 Agreements and July 2022 Agreements, respectively.

•	Registration Statement on Form S-8 (No. 333-277596) filed with the SEC on March 1, 2024, pertaining to the registration of (i) 1,200,000 shares of Common Stock available for issuance under the Amended and Restated 2006 Equity Incentive Plan of the Company and (ii) 252,000 shares of Common Stock that may be issued upon the vesting of the Inducement RSU Awards (the “2023 Inducement Awards”) granted to four employees pursuant to Restricted Stock Unit Agreements, by and between the Company and these employees (the “2023 Agreements”).

With respect to the Common Stock subject to the 2023 Inducement Awards, 252,000 shares of Common Stock, included in this Registration Statement are no longer issuable pursuant to the 2023 Agreements.

Therefore, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, the securities registered under the Registration Statement that have not been sold, the Company hereby amends the Registration Statements to deregister (i) 210,000 shares of Common Stock registered and unsold under the Registration Statement on Form S-8 (No. 333-266679) and (ii) 252,000 shares of Common Stock registered and unsold under the Registration Statement on Form S-8 (No. 333-277596).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 2, 2025.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Sole Director

Pursuant to the requirements of the Securities Act, the Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and Sole Director	April 2, 2025
Chun K. Hong	(Principal Executive Officer)

/s/ Gail Sasaki	Executive Vice President and Chief Financial Officer	April 2, 2025
Gail Sasaki	(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Form	File No.	Exhibit	Filing Date
23.1	Consent of Macias Gini & O’Connell LLP	X
23.2	Consent of KMJ Corbin & Company LLP	X

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